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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      March 27, 1997
                                                -------------------------------

                                 MBf USA, Inc.
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             (Exact name of registrant as specified in its charter)



    Maryland          0-17458                               73-1326131
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(State or other     (Commission                           (IRS Employer
jurisdiction of     File Number)                          Identification
incorporation)                                                Number)


500 Park Boulevard, Suite 1260, Itasca, Illinois              60143
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(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code       (630) 285-9191
                                                  -----------------------------

  N/A
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(Former name or former address, if changed since last report)

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Item 5.  OTHER EVENTS
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     On March 27, 1997,MBf USA, Inc. (The Nasdaq SmallCap Stock Market: MBFA)
announced financial results including record revenues for the year ended December 31, 1996. It should be noted that 1995 figures had been amended and re-grouped to reflect the discontinued operation of the Playboy condom business.
     Fourth quarter revenues were $12,594,825, a nearly 19% improvement over revenues of $10,618,725 in the prior year period. Continuing operations in 1996 produced a modest profit of $9,671; however, the loss from discontinued operations of $170,040 resulted in a net loss of $160,369 or $.04 per share.
In the prior year, continuing operations produced income of $12,969, while discontinued operations produced a loss of $264,445 resulting in a net loss of $151,476 or $.06 per share.
     MBf USA reported that revenues for the year ended December 31, 1996 increased 16% to a record $47,712,117 over 1995 revenues of $41,217,943, primarily reflecting growth in glove sales by the Company's American Health Products Corporation subsidiary. The Company recorded a net loss for 1996 of $1,164,587 compared to a net loss of $4,864,404 last year. Of the 1996 net loss, $1,004,219 occurred in the first three quarters during the period when MBf USA still operated and incurred expenses for its Playboy condom business. Previously, the Company announced that MBf USA and Playboy agreed to end their license agreement for Playboy condoms, and the improvement in 1996 results, with substantially reduced losses, reflects MBf USA's exit from the condom business.
     Heng Sewn Loi, Chairman of MBf USA, Inc., stated, "The business restructuring that took place in the first three quarters of 1996 has returned the Company to its core glove business, and its impact is shown in its improved performance in the fourth quarter."
     Edward J. Marteka, President of MBf USA, Inc., said, "Overall, latex glove sales remain strong, and we are seeing improved sales of higher margin powder-free gloves as a result of the rapid shift in customer preference and our ability to supply these gloves. To continue our strong results moving forward, we have added twelve new sales representatives, working exclusively for American Health Products Corporation, and we will continue to invest in marketing and in growing our sales force. Based upon our current business indications, it appears that the Company will be profitable in the first quarter of 1997."
     MBf USA Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States.

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                                     MBf USA, Inc.
                         Consolidated Statements of Operations

                              For the Three Months Ended        For the Year Ended
                                     December 31,                  December 31,
                                 1996           1995           1996           1995
                                              (Note a)                      (Note a)

Revenues                       $12,594,825    $10,618,725    $47,712,117    $41,217,943
Income (Loss) from
Continuing Operations                9,671        112,969       (247,608)    (4,092,779)

Income (Loss) from
Discontinued Operations           (170,040)      (264,445)      (916,979)      (771,625)

Net Income (Loss)              $  (160,369)   $  (151,476)   $(1,164,587)   $(4,864,404)

Net Income (Loss) Per Share         ($0.04)        ($0.06)        ($0.32)        ($2.00)

WEIGHTED AVERAGE
NUMBER OF COMMON STOCK
AND COMMON EQUIVALENTS           3,661,052      2,432,462      3,661,052      2,432,462

        Note a: 1995 figures had been amended and re-grouped to reflect the discontinued
operation of the Playboy condom business.
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

     Some of the statements included in this Form 8-K may be considered to be "forward-looking statements" since such statements relate to matters which have not yet occurred. For example, such phrases as "it appears" or the Company "believes," "expects" or "projects" indicate that it is possible that the event which appears, believed, expected or projected may not occur. Should such event not occur, then the result which the Company expected may not occur or occur in a different manner, which may be more or less favorable to the Company. The Company does not undertake any obligation to publicly release the result of any revisions to its forward-looking statements that may be made to reflect any future events or circumstances.

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EXHIBITS

     99. ADDITIONAL EXHIBITS.
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     1)  Press Release dated March 27, 1997.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        MBf USA, Inc.
                                        (Registrant)




DATE:  April 4, 1997                    By:     /s/ Stephen Tan
                                                -----------------------

                                        Name:   Stephen Tan
                                        Title:  Chief Financial Officer